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EXHIBIT 23.1

Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Architectural Products Corporation of our report dated March 10, 1999, included in the 1998 Annual Report to Shareholders of American Architectural Products Corporations.

Our audit also included the financial statements schedule of American Architectural Products Corporation for the year ended December 31, 1998, listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein for the year ended December 31, 1998.

We also consent to the incorporation by reference in the Registration Statements (Form S-4/A No. 333-44275) and related Prospectus of American Architectural Products Corporations of (i) our report dated March 10, 1999 with respect to the consolidated financial statements of American Architectural Products Corporation incorporated herein by reference; (ii) and our report dated March 12, 1999 with respect to financial statements of Weather-Seal (a division of Louisiana-Pacific Corporation) included herein; and (iii) our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of American Architectural Products Corporation.


                                                 ERNST & YOUNG LLP

Akron, Ohio
March 25, 1999